EXHIBIT 23

Consent of Independent Certified Public Accountant

We hereby consent to the incorporation by reference in the Registration Statement of Form S-8 of our report dated April 7, 1999 of Magnitude Information Systems, Inc. and Subsidiaries (formerly Proformix Systems, Inc. and Subsidiaries) which appears in the annual report on Form 10-KSB for the years ended December 31, 1998.

Bridgewater, New Jersey
April 15, 1999